Exhibit 8.1

April 27, 2005	Mayer, Brown, Rowe & Maw LLP
190 South La Salle Street
Chicago, Illinois 60603-3441
ProLogis
14100 East 35th Place	Main Tel (312) 782-0600
Aurora, Colorado 80011	Main Fax (312) 701-7711
www.mayerbrownrowe.com

Re:	Status as a Real Estate Investment Trust (“REIT”); Information in the Registration Statement under “Federal Income Tax Considerations”

Ladies and Gentlemen:

     In connection with the filing of a Registration Statement on Form S-3 with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), by ProLogis, a Maryland real estate investment trust (the “Company”), you have requested our opinions concerning (i) the qualification and taxation of the Company as a REIT, and (ii) the information in the Registration Statement under the heading “Federal Income Tax Considerations.”

     In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

     In addition, we have relied upon certain representations made by the Company relating to the organization and actual and proposed operation of the Company and its relevant subsidiaries. For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, representations from the Company or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts.

     Our opinions expressed herein are based on the applicable laws of the States of Maryland, the Code, the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions, could adversely affect our conclusions.

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Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Mayor, Brown, Rowe & Maw LLP

April 27,2005

Based upon and subject to the foregoing, it is our opinion that:

1. Beginning with the Company’s taxable year ending December 31, 1993, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s actual and proposed method of operation, as described in the Registration Statement and as represented by the Company, has enabled it and will continue to enable it to satisfy the requirements for qualification as a REIT.

2. The information in the Registration Statement under the heading “Federal Income Tax Considerations,” to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption “Federal Income Tax Considerations” in the Registration Statement.

Sincerely,

     /s/ Mayer, Brown, Rowe & Maw LLP